                                                                    EXHIBIT 11.1


                       INFINITY FINANCIAL TECHNOLOGY, INC.
              STATEMENT OF COMPUTATION OF NET INCOME PER SHARE (1)
                (In thousands, except per share data - unaudited)

                                                                Three Months Ended
                                                                    March 31,
                                                                 -----------------
                                                                 1997       1996
                                                                -------   --------
Net income ...............................................      $ 1,765    $ 1,232
                                                                =======    =======

PRIMARY:
Weighted average common shares outstanding ...............       18,212     11,746
Common stock equivalents:
       Preferred stock using the as if converted method...           --      3,083
       Stock options using the treasury stock method .....        2,871      1,992
       ESPP shares using the treasury stock method .......           15         --
Shares related to Staff Accounting Bulletin topic 4D:
       Shares of common stock ............................           --        770
       Stock options .....................................           --      1,272
                                                                -------    -------
Shares used in computing net income per share ............       21,098     18,863
                                                                =======    =======
Net income per share .....................................      $  0.08    $  0.06
                                                                =======    =======

FULLY DILUTED:
Weighted average common shares outstanding ...............       18,212     11,746
Common stock equivalents:
       Preferred stock using the as if converted method ..           --      3,083
       Stock options using the treasury stock method .....        2,871      2,016
       ESPP shares using the treasury stock method .......           15         --
Shares related to Staff Accounting Bulletin topic 4D:
       Shares of common stock ............................           --        770
       Stock options .....................................           --      1,272
                                                                -------    -------
Shares used in computing net income per share ............       21,098     18,887
                                                                =======    =======
Net income per share .....................................      $   .08    $   .06
                                                                =======    =======




(1) For an explanation of the number of shares used to compute net income per share, see notes to consolidated financial statements.